                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                                Contact:
---------------------                                --------
January 26, 2004                                     Richard E. Leone
                                                     Manager-Investor Relations
                                                     330-544-7622
                                                     www.rti-intl.com



                 RTI INTERNATIONAL ANNOUNCES 2003 ANNUAL RESULTS


         Niles, Ohio - RTI International Metals, Inc., (NYSE: RTI) released results today for the fourth quarter and year of 2003.

         Net income for the fourth quarter of 2003 was $1.9 million, or $0.09 per share, on sales of $47.7 million. The same period in 2002 resulted in a net income of $0.6 million, or $0.03 per share, on revenues of $64.2 million.

         Mill product shipments for the quarter were 1.4 million pounds versus
2.1 million pounds in the year earlier period and 1.7 million pounds during the third quarter of 2003. Despite lower shipping volumes, earnings improved over the prior periods in part due to lower labor expense. During the quarter, a labor contract at RMI Titanium Company's Niles, Ohio plant expired and a new agreement was rejected by the United Steelworkers. The plant is now operated by salaried personnel at a significantly lower cost.

         The Company reported net income for the year 2003 of $4.7 million, or $0.23 per share, on sales of $205.5 million. Results for the year 2002 were a net income of $15.1 million, or $0.73 per share, on sales of $270.9 million.

         Both 2003 and 2002 included payments under a supply agreement that requires minimum purchases by The Boeing Company, resulting in other income of approximately $8 million and $7 million, respectively.

         Titanium mill product shipments for 2003 totaled 5.9 million pounds, down 41% from 2002, reflecting the significant weakness in commercial aerospace markets. Realized prices for the year averaged $15.95 per pound compared to $14.36 in 2002, due to a greater content of flat rolled products in the 2003 product mix. Despite a strong fourth quarter performance, the Titanium Group had an operating loss for the year of $2.0 million on sales of $148.0 million, including $91.2 million of inter-company sales. In 2002, the Group recorded an $11.0 million operating profit on sales of $196.6 million, including inter-company sales of $107.8 million.

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January 26, 2004
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         The Fabrication & Distribution Group had operating earnings of $0.7 million on sales of $148.8 million in 2003 compared to $4.3 million and $182.0 million respectively in 2002. Lack of demand from commercial aerospace markets affected a number of units within the Group. Those with greater exposure to energy and defense markets fared better.

         The Company also announced today that in accordance with its terms, the Department of Energy has terminated "for convenience" its contract with RMI for the remediation of a former RMI facility that had performed processing for the government. Approximately two-thirds of the facility, owned by RMI, has been free released by the Ohio Department of Health. Remaining soil removal is expected to take approximately 18-24 months. The DOE is responsible for the cost of the remaining cleanup. Remediation earnings contributed approximately $0.6 million to RTI's net income in 2003 and $0.7 million in 2002.

         Commenting on the Company's results, Timothy G. Rupert, President and CEO, said, "Due to market conditions, we expected 2003 to be a difficult year and it turned out to be so. Cash generation was again our strong suit, with over $30 million coming from operating activities.

         "The outlook for commercial aerospace remains soft. On the positive side, inventories within the supply chain appear to have been worked down and the availability of titanium scrap has tightened due to reduced generation and increased consumption by the steel industry, perhaps creating an improved pricing environment. Nonetheless, we are prepared for another tough year in 2004 and will be focusing on the expense side of our business, where we continue to lower our cost of production, and on growing our ability to add value."

         The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties including, but not limited to, the ongoing impact of global events on the commercial aerospace industry, military spending, future global economic conditions, competitive nature of the markets for specialty metals, and other risks and uncertainties included in the Company's filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected.



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January 26, 2004
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         RTI International Metals, headquartered in Niles, Ohio, is one of the world's largest producers of titanium. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world.


         NOTE: RTI International Metals, Inc. has scheduled a conference call for Wednesday, January 28, 2004, at 11:00 a.m., Eastern Time, to discuss this press release. To participate in the call, please dial toll free (USA) 888-428-4469 or (International) 612-332-0107 a few minutes prior to the start time and specify the RTI International Metals Conference Call. Replay of the call will be available until 11:59 p.m., Eastern Time, on Saturday, January 31, 2004, by dialing (USA) 800-475-6701 or (International) 320-365-3844 and Access Code 715450.



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January 26, 2004
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                         RTI INTERNATIONAL METALS, INC.
                  CONSOLIDATED STATEMENT OF INCOME (Unaudited)
                             (Dollars in thousands)


                                                 QUARTER ENDED                      YEAR ENDED
                                                  DECEMBER 31,                      DECEMBER 31,
                                           --------------------------        ---------------------------
                                             2003              2002            2003              2002
                                           ---------        ---------        ---------         ---------
Sales                                      $  47,739        $  64,164        $ 205,527         $ 270,890
Cost of sales                                 36,443           55,588          175,076           221,868
                                           ---------        ---------        ---------         ---------
Gross profit                                  11,296            8,576           30,451            49,022
Selling, general and
     administrative expenses                   8,040            7,617           31,402            32,333
Research, technical and
     product development expenses                276              278            1,306             1,355
Other operating income - net                    --               --                967              --
                                           ---------        ---------        ---------         ---------
Operating income                               2,980              681           (1,290)           15,334

Other income - net                               147              540            9,433             9,747
Interest expense                                 203              213              672               686
                                           ---------        ---------        ---------         ---------
Income before income taxes                     2,924            1,008            7,471            24,395

Provision for income taxes                     1,029              383            2,757             9,270
                                           ---------        ---------        ---------         ---------
Net income                                 $   1,895        $     625        $   4,714         $  15,125
                                           =========        =========        =========         =========

Net income per common share:
         Basic                             $    0.09        $    0.03        $    0.23         $    0.73
                                           =========        =========        =========         =========

         Diluted                           $    0.09        $    0.03        $    0.22         $    0.72
                                           =========        =========        =========         =========

Weighted average shares outstanding
  (in thousands):
         Basic                                20,853           20,776           20,830            20,773

         Diluted                              21,123           20,918           20,996            20,924




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January 26, 2004
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                         RTI INTERNATIONAL METALS, INC.
                     CONSOLIDATED BALANCE SHEET (Unaudited)
                             (Dollars in thousands)

                                                       DECEMBER 31,     DECEMBER 31,
                                                          2003              2002
                                                       ------------     ------------
ASSETS:
      Current assets
            Cash and cash equivalents                    $ 67,970        $ 40,666
            Accounts receivable                            30,855          38,830
            Inventories                                   153,497         154,159
            Current deferred income tax assets              5,251           2,356
            Other current assets                            3,284           5,934
                                                         --------        --------
      Total current assets                                260,857         241,945
            Property, plant and equipment net              85,505          92,554
            Goodwill                                       34,133          34,133
            Noncurrent deferred income tax assets           5,677           4,271
            Other noncurrent assets                        23,978          23,317
                                                         --------        --------
      Total assets                                       $410,150        $396,220
                                                         ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY:
      Current liabilities
            Accounts payable                             $ 14,008        $ 14,711
            Accrued liabilities                            19,826          11,018
                                                         --------        --------
       Total current liabilities                           33,834          25,729
            Long-term debt                                   --              --
            Accrued pension cost                           33,251          33,021
            Accrued postretirement benefit cost            20,428          19,873
            Deferred income taxes                            --              --
            Other noncurrent liabilities                    5,421           6,424
                                                         --------        --------
      Total liabilities                                    92,934          85,047
      Total shareholders' equity                          317,216         311,173
                                                         --------        --------
       Total liabilities and shareholders' equity        $410,150        $396,220
                                                         ========        ========



           CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
                             (Dollars in thousands)

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                        -------------------------
                                                          2003             2002
                                                        --------         --------
Cash provided by operating activities
      (including depreciation and amortization
      of $12,197 and $12,306 respectively)              $ 30,765         $ 41,259
Cash used in investing activities                         (3,965)          (7,603)
Cash used in financing activities                            504           (1,026)
                                                        --------         --------
Increase/(decrease) in cash and cash equivalents          27,304           32,630
Cash and cash equivalents at beginning of period          40,666            8,036
                                                        --------         --------
Cash and cash equivalents at end of period              $ 67,970         $ 40,666
                                                        ========         ========


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